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Exhibit 10.2

     Agreement

    This agreement was entered into effective December 31, 1999 between David W. Case and Schmitt Industries, Inc.

    As David Case was issued 192,500 common stock shares of Schmitt Industries Common Stock on January 5, 1999 by way of an exercise of an existing Non-qualified Stock Option and,

    David W. Case provided to Schmitt Industries, Inc. at that time a note for $282,975 due January 5, 2001 and,

    The note received from David W. Case was secured by the shares issued as a result of the exercise of the Non-qualified Stock Options and,

    Schmitt Industries, Inc. holds the certificate evidencing those shares until the note agreement is paid in full.

    Now the parties wish to terminate the transaction, Case wishes to return the shares to Schmitt and Schmitt will cancel and return the note to Case upon receipt of the Shares.

    The Company will cancel the shares and it is agreed the option rights of Case have lapsed.

David W. Case	Robert C. Thompson, CFO/Treasurer Schmitt Industries, Inc.

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Exhibit 10.2